Exhibit 99.8.55

FORM N-4, ITEM 24(b)(8.55)

Form of Servicing Agreement Northern Funds and American United Life Insurance Company

NORTHERN FTINDS

SERVICING AGREEMENT

(third party recordkeeper)

We wish to enter into this Servicing Agreement with you concerning the provision of support services to your clients, which include certain benefit plans (“Plans”) and their participants (“Plan Participants”) who may from time to time beneficially own units of one of the American United Life Insurance Company separate accounts that will invest in shares of any Fund (“Shares”) offered by the Northern Funds. The terms “we,” “us” and “our” used herein refer to Northern Funds; the terms “you” and “your” refer to American United Life Insurance Company (“AUL”), individually, or collectively to AUL and its wholly owned broker-dealer, OneAmerica Securities, Inc.

The terms and conditions of this Servicing Agreement are as follows:

Section 1.                                       You agree to provide one or more of the following support services (“Services”) to the Plans and Plan Participants who may from time to time beneficially own units of one of AUL separate accounts that will invest in Shares of the Fund: (i) processing dividend and distribution payments from us on behalf of Plan Participants; (ii) providing information periodically to Plan Participants showing their positions in units of the respective separate account; (iii) arranging for bank wires; (iv) responding to Plans’ or Plan Participants’ inquiries relating to the services performed by you; (v) providing sub accounting with respect to units beneficially owned by the Plans or Plan Participants or the information to us necessary for subaccounting; (vi) if required by law, forwarding shareholder communications from us (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to your contractholders; (vii) processing exchange and redemption requests in the AUL Separate Account from Plans or Plan Participants and placing net exchange and redemption orders at an omnibus level with our service contractors; (viii) assisting Plans or Plan Participants in account designations and addresses; and (ix) providing such other similar services as we may reasonably request to the extent you are permitted to do so under applicable statutes, rules and regulations.

Section 2.                                       You will provide such office space and equipment, telephone facilities and personnel (which may be any part of the space, equipment and facilities currently used in your business, or any personnel employed by you) as may be reasonably necessary or beneficial in order to provide the aforementioned services and assistance to Plans and Plan Participants.

Section 3.                                       With the exception of listing our name, the name of our portfolios and their respective investment advisers on documents provided to Plans and Plan Sponsors showing the available investment options, neither you nor any of your officers, employees or agents are authorized to make any representations concerning us or the Shares except those contained in our then current prospectuses and statements of additional information for Shares, copies of which will be supplied by us to you, or in such supplemental literature or advertising as may be authorized by us in writing.

Section 4.                                       For all purposes of this Agreement, you will be deemed to be an independent contractor, and will have no authority to act as agent for us in any matter or in any respect. Notwithstanding the foregoing, you are hereby appointed as an agent of the Northern Funds’ Transfer Agent (“Transfer Agent”) during the term of this Agreement solely for the limited purpose of receiving instructions, in accordance with the procedures (as set forth in Attachment A hereto) (“Procedures”), for the purchase and redemption at the request of Plans or Plan Participants of Shares of the Northern Funds and making and maintaining the records of the Northern Funds relating to such purchases and redemptions of Plan Participants on whose behalf plan representatives (“Plan Representatives”) may act. Such purchases and redemptions shall be based on Plan Participant-level transactions made by or on behalf of Plan Representatives and/or Plan Participants, which transactions shall be recorded on your recordkeeping system. Such records will be deemed to be and are part of the Northern Funds’ master security holder files, as defined in Rule 17 Ad-9(b) under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

You shall maintain records on behalf of the Transfer Agent and the Northern Funds for each Plan and its Plan Participants reflecting all separate account units of AUL’s separate accounts that own shares of the Northern Funds purchased and redeemed by the Plan Representatives and/or Plan Participants based on Plan Participant-level transactions (including the date and price for all transactions and unit balances) [and all reinvestment of dividends and capital gains distributions paid by the Northern Funds. You (pursuant to the information and data received from the Transfer Agent in accordance with the Procedures set forth in Exhibit A) shall reconcile on each day that the New York Stock Exchange (“Exchange”) is open (“Business Day”): (i) all transactions involving shares of the Northern Funds (including purchases, redemptions and re-investments of dividends and capital gains distributions) with the corresponding transactions on your recordkeeping system; and (ii) the aggregate position on the recordkeeping system with the balance in the account for that Business Day.] By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents regarding your responsibilities hereunder or the purchase, redemption, transfer or registration of Shares on behalf of Plans or Plan Participants. We agree to indemnify you and hold you harmless from and against any amount you are required to pay to Plans or Plan Participants due to the Northern Funds incorrect calculation of daily net asset value, dividend rate or capital gains distribution rate or the incorrect reporting of daily net asset value, dividend rate or capital gains distribution rate. You and your employees will, upon request, be available during normal business hours to consult with us or our designees concerning the performance of your responsibilities under this Agreement.

Section 5.                                       Pursuant to Northern Funds’ Amended and Restated Service Plan, in consideration of the services and facilities provided by you hereunder, we will pay to you, and you will accept as full payment therefore, up to 25 basis points and Northern Trust Investments, Inc. will pay the remainder of the fee as set forth in Attachment B hereto for shares beneficially owned by Plans or Plan Participants with whom you have a servicing relationship, which fee will be computed daily and payable quarterly. For purposes of determining the fees payable under this Section 5, the average daily net asset value of the Plans or Plan Participants will be computed in the manner specified in our Registration Statement (as the same is in effect from time to time) in connection with the computation of the net asset value of Shares for purposes of purchases and redemptions. The fee rate stated above may be prospectively increased or decreased by us, in our sole discretion, at any time upon notice to you. Further, we may, in our discretion and without notice, suspend or withdraw the sale of Shares, including the sale of Shares to you for the account of any Plan Participants. All fees payable by us under this Agreement with respect to the Shares of a particular Fund shall be borne by, and be payable entirely out of the assets allocable to, said Shares; and no other class of Shares of any other Fund offered by Northern Funds shall be responsible for such fees.

Section 6.                                       Any person authorized to direct the disposition of monies paid or payable by us pursuant to this Agreement will provide to our Board of Trustees, and our Trustees will review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. In addition, you will furnish us or our designees with such information as we or they may reasonably request (including, without limitation, periodic certifications confirming the provision to Plans or Plan Participants of the services described herein), and will otherwise cooperate with us and our designees (including, without limitation, any auditors designated by us), in connection with the preparation of reports to our Board of Trustees concerning this Agreement and the monies paid or payable by us pursuant hereto, as well as any other reports or filings that may be required by law.

Section 7.                                        We may enter into other similar Servicing Agreements with any other person or persons without your consent.

Section 8.                                       Each party represents, covenants and warrants to the other that: (i) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement and the person executing this Agreement on its behalf is duly authorized and empowered to execute and deliver this Agreement; (ii) this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms; (iii) no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement; (iv) the execution, performance and delivery of this Agreement shall not result in violation of any applicable law or breach or other impairment of any of its contractual obligations. We represent, covenant and warrant that the Northern Funds are, and shall be, registered as investment companies under the Investment Company Act of 1940, as amended (the “1940 Act”), and Fund shares sold by the Northern Funds are, and shall be, registered under the Securities Act of 1933, as amended, and applicable state blue sky laws, in each case, except to the extent we notify you otherwise in writing.

Section 9.                                       This Agreement is binding on each party, its successors and assigns. The Agreement is not assignable by any party without the other party’s prior written consent and any attempted assignment in contravention of this provision will be null and void, except any assignment to any affiliate of either party of which the respective party owns greater than 50% of the outstanding voting securities. Notwithstanding the foregoing, the Agreement may be assigned by a party to an entity that purchases all or substantially all of its assets through a merger or stock purchase without the written consent of the other party. Further, you may delegate your obligations under this Agreement to any of your affiliates without our written consent.

Section 10.                                 We and you shall comply with all material laws, rules and regulations applicable in connection with the performance of our respective obligations under this Agreement. Further, the parties agree to the terms of the Shareholder Information Agreement required pursuant to SEC Rule 22c- 2, as contained in Attachment C, attached hereto and made a part hereof.

Section 11.                                 By your written acceptance of this Agreement, you represent, warrant and agree that: (i) the compensation payable to you hereunder, together with any other compensation you receive from Plans for services contemplated by this Agreement, will not be excessive or unreasonable under the laws and instruments governing your relationships with Plans; (ii) you will provide to the Plans and Plan Representatives a schedule of any fees that you may charge to them relating to the investment of their assets in Shares; and (iii) the services provided by you under this Agreement will in no event be primarily intended to result in the sale of Shares.

Section 12.                                 This Agreement will become effective on the date a fully executed copy of this Agreement is received by us or our designee. Unless sooner terminated, this Agreement will continue until the next March 31, and thereafter will continue automatically for successive annual periods provided such continuance is specifically approved at least annually by us in the manner described in Section 15. This Agreement is terminable with respect to the Shares of any Fund, without penalty, at any time by us upon the giving of sixty (60) days prior written notice to you (which termination may be by a vote of a majority of the Disinterested Trustees as defined in Section 15) or by you upon notice to the other party hereto.

Section 13.                                 All notices and other communications to either you or us will be duly given if mailed, sent via facsimile or transmitted by similar telecommunications device to the appropriate address stated herein.

Section 14.                                 This Agreement will be construed in accordance with the laws of the State of Illinois, without regard to its conflicts of laws provisions.

Section 15.                                 The form of this Agreement has been approved by vote of a majority of (i) the Northern Funds’ Board of Trustees and (ii) those Trustees who are not “interested persons” (as defined in the 1940 Act) of us and have no direct or indirect financial interest in the operation of the Service Plan adopted by us or in any agreement related thereto cast in person at a meeting called for the purpose of voting on such approval (“Disinterested Trustees”). This Agreement is executed by or on behalf of the Trust and the obligations hereunder are not binding upon any of the Trustees, officers or shareholders of the Trust individually but are binding only upon the Trust and its assets and property. All obligations of the Trust under this Agreement shall apply only on a Fund by Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund. The Trust’s Agreement and Declaration of Trust is on file with the Trust.

Section 16.                                 The Procedures governing the parties’ responsibilities under this Agreement with respect to transmission and acceptance of electronic: (i) instructions for the purchase and redemption of shares of the Northern Funds; and (ii) net asset value per share communication, shall be as set forth on Attachment A hereto, provided that such procedures shall be at all times consistent with the requirements of the 1940 Act and any other applicable federal or state laws and regulations.

Section 17.                                You agree to comply with applicable laws, regulations, orders and self-regulatory organization rules and guidance governing the detection, prevention and reporting of money laundering and terrorist financing activities, including, but not limited to: (1) provisions of the USA PATRIOT Act of 2001 and regulations and orders thereunder; (2) provisions of the Bank Secrecy Act and regulations thereunder; (3) relevant rules and regulations promulgated by the Office of Foreign Assets Control; (4) relevant rules and guidance of the Financial Industry Regulatory Authority, Inc.; and (5) all recordkeeping, reporting and auditing requirements of these laws, regulations, rules and orders.

If you agree to be legally bound by the provisions of this Agreement, please sign a copy of this letter where indicated below and promptly return it to us.

Dated this 15th day of February, 2012.

Very truly yours,

Address:		NORTHERN FUNDS

Attn:	Eric Schweitzer	By:
c/o The Northern Trust Company		(Authorized Officer)
50 South LaSalle Street
Chicago, Illinois 60603

Address:		Accepted and Agreed to:

One American Square, PO Box 369		American United Life Insurance Company, on
Indianapolis, IN 46206		behalf of itself and OneAmerica Securities, Inc.
Nicholas A. Filing
Attn:	Terry W, Burns 1102C	(Name of Counterparty)

		By:	/s Nicholas A. Filing (Authorized Officer)

Joinder by Northern Trust Investments, Inc. for purposes of Section 5 and Attachment B only:

Northern Trust Investments, Inc. agrees to be responsible for the payment of its respective fee described in Section 5 and as set forth in Attachment B of this Agreement. The obligations hereunder are not binding upon any of the trustees, officers, shareholders, employees or agents of Northern Trust Investments, Inc. individually, but are only binding upon Northern Trust Investments, Inc. and its assets and property. All obligations of Northern Trust Investments, Inc. under this Joinder shall apply only on a Fund-by-Fund basis, and assets of one Fund shall not be liable for the obligations of another Fund.

Address:
	Northern Funds	NORTHERN TRUST INVESTMENTS, INC.
801 S. Canal
	Chicago, IL 60607	By:	/s/ Eric Schweitzer
Attn:	Fund Center, C5 South	(Authorized Officer)

Attachment A

Operating Procedures

(a)                                If applicable, the transmission and acceptance of electronic instructions for the purchase and redemption of Shares shall be subject to the following procedures established by the National Securities Clearing Comparative (“NSCC”) of which each party or its affiliate) is a member. Terms not defined below shall have the meanings given to them in the Agreement.

(b)                               On each Business day you may receive instructions (“Instructions”) from the Plan and/or Plan Representatives for each Plan for the purchase or redemption of shares of the Northern Funds based solely upon each Plan’s receipt of Instructions from Plan Representatives and/or Plan Participants prior to the close of trading on the Business Day (“Close of Trading”). Instructions in good order received by you prior to 4:00 p.m. Eastern time (“ET”) on any given Business Day, or earlier if the Exchange close earlier than 4:00 p.m. ET on any given Business Day the (“Trade Date”) and transmitted to the NSCC no later than 6:00 a.m. ET on the Business Day following the Trade Date (“TD+ 1”), will be executed by the Transfer Agent at the net asset value (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date.

(i)                                      It is understood by the parties that all Instructions from the Plan Representatives and/or Plan Participants shall be received and processed by you in accordance with your standard transaction processing procedures that apply to all investment options offered under the Plans. You shall maintain records sufficient to identify the date and time of receipt of all Plan Representative and/or Plan Participant transactions involving the Northern Funds and shall make such records available upon reasonable request for examination by the Northern Funds or its designated representative or, at the request of the Northern Funds, by appropriate governmental authorities. Under no circumstances shall you change, alter or modify any Instructions received by you in good order.

(ii)                                   Each transmission of Instructions by you of a net purchase or redemption instruction relating to a particular Fund on a Business Day shall constitute a representation and covenant by you that such net purchase or redemption Instruction was based on Plan Representative and/or Plan Participant transactions received by you prior the Close of Trading (and prior to the time the Share Price for each Fund was determined on such Business Day) and that each net purchase or redemption Instruction included all such Plan Representative and/or Plan Participant transactions so received by you. All Instructions will be communicated in U.S. dollars.

(iii)                                In the event that NSCC systems are not functioning or American United Life Insurance Company is delayed in transmitting trade requests on a given Business Day, you will contact Transfer Agent via telephone (to Transfer Agent’s recorded telephone line.) by no later than 8:00 a.m. ET to verify the method of transmitting the net purchase or redemption Instructions to the Transfer Agent. Following the completion of the transmission of any Instructions by you to the Transfer Agent pursuant to this Section (b )(iii), the Transfer Agent will verify via a method acceptable to both parties that the Instruction was received.

(c)                               By no later than 7:00 p.m. ET on each Business Day (“Price Communication Time”), the Northern Funds’ co-administrator will use its best efforts to communicate to you via NSCC the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of income funds, the daily accrual for interest factor (mil rate), determined at the Close of Trading on that Business Day. In addition, a backup method of pricing each fund will be communicated to you by e-mail. This is needed for business continuity purposes and in the event the NSCC file is unavailable. It is understood and agreed that, in the context of Section 22 of the 1940 Act, and the rules and public interpretations thereunder by the staff of the Securities and Exchange Commission, receipt by you of any Instructions from the Plan Representative and/or Plan Participants in a timely manner shall be deemed to be receipt by the Northern Funds of such Instructions solely for pricing purposes and shall cause purchases and sales for the Plans to be deemed to occur at the Share Price for such Business Day.

(d)                               Net purchase and net redemption transactions shall be settled in accordance with NSCC rules and procedures. In the event that NSCC systems are not functioning on a given Business Day (1) for net purchase Instructions, you shall wire payment, or arrange for payment to be wired by you designed bank, in immediately available funds, to a Fund custodial account or accounts designated by Transfer Agent; and (2) for net redemption Instructions, Transfer Agent shall wire payment or arrange for payment to be wire immediately available funds, to an account designed by you. Such wires must be received no later than the close of the Federal Bank on the Business Day such Instructions are received by Transfer Agent in accordance with paragraph (b) above.

(e)                               Nothing herein shall prevent a Fund from delaying or suspending the right of purchase or redemption in accordance with the provisions of the 1940 Act, and the rules thereunder.

(f)                                  You shall be solely responsible for the accuracy of any Instruction transmitted to Transfer Agent via NSCC systems or otherwise and the transmission of such Instruction shall constitute your representation to Transfer Agent that the Instruction is accurate, complete and duly authorized by the Plan Participants whose Fund shares are the subject of the Instruction. You shall assume responsibility for any loss to Transfer Agent or to a Fund caused by a cancellation or correction made subsequent to the date as of which an order or Instruction has been placed, and you will immediately pay such loss to Transfer Agent or such Fund upon notification. Any gain to you, or the Plans, attributable to the incorrect calculation or reporting of the daily net asset value shall be immediately returned to the Fund. You agree to make a reasonable effort to recover from the Plans or Plan participants any material losses incurred by a Fund as a result of the foregoing.

(g)                               Each party shall notify the other of any errors omissions in any information including the net asset value and distribution information set forth above, and interruptions or delay or unavailability of, the means of transmittal of any such information as promptly as possible. For purposes of the preceding sentence, notification shall be made by telephone (to Transfer Agent’s recorded telephone line). You agree to maintain reasonable errors and omissions insurance coverage commensurate with your responsibilities under this Agreement.

(h)                                The Northern Funds will provide to you dividend or capital gain distribution information via NSCC systems.

Attachment B

				Redemption	Annual Servicing
Fund #	Fund Name	CUSlP #	NASDAQ	Fee	Fee
601	Large Cap Equity Fund	665162103	NOGEX	None	0.30%
602	Income Equity Fund	665162202	NOIEX	None	0.30%
603	Small Cap Value Fund	665162400	NOSGX	None	0.35%
604	Large Cap Growth Fund	665162301	NOEQX	None	0.30%
605	Fixed Income Fund	665162806	NOFIX	None	0.10%
606	US Government Fund	665162889	NOUGX	None	·0.10%
607	Tax-Exempt Fund	665162863	NOTEX	None	0.10%
608	Intermediate Tax-Exempt Fund	665162871	NOITX	None	0.l0%
609	International Equity Fund	665162509	NOIGX	Yes 2%*	0.30%
610	Global Fixed Income Fund	665162707	NOlFX	None	0.30%
617	Technology Fund	665162798	NTCHX	None	0.30%
618	Stock Index Fund	665162772	NOSIX	None	0.01%
620	Short-Intermediate US Government Fund	665162756	NSIUX	None	0.10%
621	California Intermediate Tax-Exempt Fund	665162749	NCITX	None	0.l0%
622	Arizona Tax-Exempt Fund	665162764	NOAZX	None	0.10%
623	California Tax-Exempt Fund	665162731	NCATX	None	0.l0%
624	Small Cap Index Fund	665162723	NSIDX	None	0.03%
626	High Yield Municipal Fund	665162681	NHYMX	None	0.30%
627	High Yield Fixed Income Fund	665162699	NHFIX	Yes 2%*	0.30%
628	Small Cap Core Fund	665162665	NSGRX	None	0.25%
629	Mid-Cap Index Fund	665130100	NOMIX	None	0.03%
630	International Equity Index Fund	665130209	NOINX	Yes 2%*	0.03%
632	Large Cap Value Fund	665162632	NOLVX	None	0.30%
635	Enhanced Large Cap Fund	665162590	NOLCX	None	0.25%
636	Emerging Markets Equity Fund	665162582	NOEMX	Yes 2%*	0.10%
637	Multi-Manager International Equity Fund	665162558	NMIEX	Yes 2%*	0.30%
638	Multi-Manager Mid Cap Fund	665162574	NMMCX	None	0.30%
639	Multi-Manager Small Cap Fund	665162566	NMMSX	None	0.30%
640	Global Real Estate Index Fund	665162541	NGREX	Yes 2%*	0.l0%
641	Bond Index Fund	665162533	NOBOX	None	0.03%
642	Multi-Manager Large Cap Fund	665162517	NMMLX	None	0.30%
643	Short-Intermediate Tax-Exempt Fund	665162525	NSITX	None	0.10%
644	Global Sustainability Index Fund	665130308	NSRIX	Yes 2%*	0.05%
646	Multi-Manager Global Real Estate Fund	665162475	NMMGX	Yes 2%*	0.30%
647	Multi-Manager Emerging Markets Equity	665162483	NMMEX	Yes 2%*	0.30%
648	Ultra-Short Fixed Income Fund	665162467	NUSFX	Yes 1%**	0.02%
649	Tax-Advantaged Ultra-Short Fixed Inc.	665162459	NTAUX	Yes 1%**	0.02%
650	Multi-Manager High Yield Opportunities	665162442	NMHYX	Yes 2%*	0.25%
654	Global Tactical Asset Allocation	665278396	BBALX	None	0.10%

Pursuant to Northern Funds’ Amended and Restated Service Plan, Northern Funds may only pay up to 25 basis points for the Services. Pursuant to Section 5 ofthe Agreement, Northern Trust Investments, Inc. will be responsible for paying any excess of25 basis points for any of the rates set forth herein.

Attachment C

Shareholder Information (Rule 22c-2)

(a)                               Agreement to Provide Information. With respect to any accounts with us maintained by you, you agree to provide to us, upon our written request or the written request of our designated agent (“agent”) (or ours or our agent’s authorized affiliates), the Taxpayer Identification Number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”) or other government-issued identifier (“GIl”), if known, of any or all holders of shares of the Funds (“Shareholders”) of the account and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholders) or account (if known), and the amount, date, transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares held through the account during the period covered by the request.

(i)                                  Period Covered by Request. Requests will set forth a specific period for which transaction information is sought, which generally will not exceed ninety (90) days (or any three (3) month period, as applicable) of transaction information. We or our agent may ‘request transaction information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by us for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by us.

(ii)                               Form and Timing of Response. You agree to provide, promptly upon the request of us or our agent, the requested information specified in paragraph (a). If requested by us or our agent, you agree to use best efforts to determine promptly whether any specific person about whom the it has received the identification and transaction information specified in paragraph (a) is itself a financial intermediary (“Indirect Intermediary”) and, upon further request of us or our agent, promptly either (x) provide (or arrange to have provided) the information set forth herein for those Shareholders who hold an account with an Indirect Intermediary or (y) restrict or prohibit the Indirect Intermediary from purchasing, in nominee name on behalf of other persons, shares issued by us. You additionally agree to inform us or our agent whether you plans to perform the duties set forth in sub-paragraphs (x) or (y) of this paragraph. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to us should be consistent with the NSCC Standardized Data Reporting Format or another industry standardized data reporting format.

(iii)                            Limitations on Use of Information. We agree, on our own behalf and on behalf of our affiliates, not to use the information received pursuant to paragraph (a) for marketing or any other similar purpose without your prior written consent.

(b)                              Agreement to Restrict Training. You agree to execute written instructions from us or our agent to restrict or prohibit further purchases or exchanges of shares by a Shareholder that has been identified by us or our agent as having engaged in transactions in shares (directly or indirectly through an account with you) that violate policies established by us for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the us.

(i)                                 Form of Instructions. Instructions to restrict trading must include the Shareholder(s)’ TIN, ITIN or GIl, if known, and the specific restriction(s) to be executed. If the TIN, ITIN or GIl is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)                                Timing of Response. You agree to execute instructions as soon as reasonably practicable, but not later than five (5) business days after its receipt of the instructions by you.

(iii)                            Confirmation. You agree to provide written confirmation to us or our agent that instructions have been executed. You agree to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.